U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Aaron                                James                 G.
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   (Last)                           (First)             (Middle)

10 Muncy Drive
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                                    (Street)

West Long Branch                      NJ                 07764
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                        Monmouth Community Bancorp (MMTH)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                  August 2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                                    Secretary
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                 2.     2A.       3.          4. Securities Acquired   5. Amount of   6. Owner-    7. Nature of
                                 Trans- Deemed    Trans-      (A) or Disposed of (D)   Securities        ship       Indirect
                                 action Execution action      (Instr. 3, 4 and 5)      Beneficially      Form:      Beneficial
                                 Date   Date, if  code                                 Owned             Direct     Owner-
                                        any       (Instr.8)                            Following         (D) or     ship
1.                                                -----------------------------------  Reported          Indirect
Title of Security               (Month/ (Month/                                        Transaction(s)    (I)
(Instr. 3)                       Day/    Day/                        (A) or            (Instr. 3 and     (Instr. 4)  (Instr. 4)
                                 Year)   Year)    Code   V    Amount (D)     Price      4)
-------------------------------------------------------------------------------------------------------------------------------





Common Stock, $0.01 par value   8/14/02  -        S           3,000   D      $12.50    2,512          I            By Trust
                                                                                                                     (1)(2)
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Common Stock, $0.01 par value   8/14/02  -        S           3,000   D      $12.50    2,512          I            By Trust
                                                                                                                     (1)(3)
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Common Stock, $0.01 par value   8/14/02  -        P           2,000   A      $12.50    6,961          I                (4)
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Common Stock, $0.01 par value   8/14/02  -        P           1,000   A      $12.50    3,205          I              (1)(5)
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Common Stock, $0.01 par value   8/14/02  -        P           2,000   A      $12.50    6,410          I               (6)
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Common Stock, $0.01 par value   8/14/02  -        P           1,000   A      $12.50    3,205          I              (1)(7)
-------------------------------------------------------------------------------------------------------------------------------

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Common Stock, $0.01 par value                                                           4,861         D
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Common Stock, $0.01 par value                                                           3,958         I            By Spouse
                                                                                                                       (1)
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Common Stock, $0.01 par value                                                          11,576         I                (8)
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Common Stock, $0.01 par value                                                           5,512         I             (1)(9)
-------------------------------------------------------------------------------------------------------------------------------

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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
                                                                                                       of        Form
            2.                                                                                         Deriv-    of
            Conver-                            5.                             7.                       ative     Deriv-   11.
            sion                               Number of                      Title and Amount         Secur-    ative    Nature
            or              3A.                Derivative    6.               of Underlying     8.     ities     Secur-   of
            Exer-           Deemed    4.       Securities    Date             Securities        Price  Bene-     ity:     In-
            cise    3.      Execution Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of     ficially  Direct   direct
            Price   Trans-  Date, if  action   or Disposed   Expiration Date  ----------------  Deriv- Owned     (D) or   Bene-
1.          of      action  any       Code     of(D)         (Month/Day/Year)           Amount  ative  at End    In-      ficial
Title of    Deriv-  Date              (Instr.  (Instr. 3,    ----------------           or      Secur- of        direct   Owner-
Derivative  ative   (Month/ (Month/   8)       4 and 5)      Date     Expira-           Number  ity    Month     (I)      ship
Security    Secur-  Day/     Day/     ------   ------------  Exer-    tion              of      (Instr (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)    Code V    (A)   (D)    cisable  Date    Title     Shares  5)     4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------------


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
Explanation of Responses:

See Exhibit A attached hereto as to footnotes (1)-(9).


        /s/ James G. Aaron                                  September 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.S

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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